Exhibit 99.B(j)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses, dated May 1, 2010, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, dated May 1, 2010, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 46 to File No. 333-57017; Amendment No. 47 to File No. 811-08821) of Rydex Variable Trust of our reports dated February 25, 2010 on the financial statements and financial highlights of the Benchmark Funds, Sector Funds, All-Asset Funds, and CLS AdvisorOne Funds, and February 26, 2010 on the financial statements and financial highlights of the Alternative Strategy Funds, included in the 2009 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia

April 26, 2010